EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT made May 11, 2007 retroactive to April 29, 2007 between Burger Time Acquisition Corporation, whose address is 10275 Wayzata Blvd. #310, Minnetonka, MN 55305 (“Seller”), and the BTND, LLC, a Colorado Limited Liability Company, whose address is 1234 Trappers Point Dr., Ft. Collins, CO 80524 (“Purchaser”).

1.	Sale of Business.

A.

Business Personal Property, Goodwill and Intangibles. Seller shall sell to Purchaser, free from all liabilities and encumbrances unless otherwise stated herein, and Purchaser shall purchase and acquire the Burger Time restaurant business assets owned by Seller at the locations set forth in this subsection 1(A). The sale includes the lease of such premises, all other indicia of possession, the goodwill of the business as a going concern, tradenames (including “Hot N’ Now”), telephone number, stock-in-trade, furniture, fixtures and equipment, equipment leases, automobiles, transferable insurance policies, business records, all contracts which have been entered into by Seller in connection with the business, and all other property (except cash) used by Seller in such business, all as more specifically enumerated in the attached schedule. Purchaser is not assuming any liabilities except those specifically referred to in this Agreement. The transfer of assets under this subsection 1(A) includes Seller’s interest in real estate, as enumerated in subsections 1(B) and 1(C) below.

Locations:

Iowa

801 Hamilton Boulevard

Sioux City, IA 51102

(712) 255-1233

Minnesota

1620 1st Avenue North

Moorhead, MN 56560

(218) 233-9641

410 West Division

Waite Park, MN 56387

(320) 654-0912

214 East Holmes

Detroit Lakes, MN 56501

(218) 847-2974

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601 Frontier Drive

Fergus Falls MN 56537

(218) 739-6265

*The Fergus Falls location is being acquired by the Buyer pursuant to a contract for deed. Seller will remain liable for the underlying Bremer Bank Mortgage.

229 Carson Avenue

Elk River MN 55330

(763) 441-7911

**Seller has entered into an agreement to sell the land and building in Elk River separate from this transaction and Buyer agrees to be bound by the terms of this Agreement. (1)

(1) Seller agrees to pay any prepayment penalty associated with the sale of Elk River.

North Dakota

1900 Main Avenue

Fargo, ND 58102

(701) 241-9572

North Dakota State University Student Center, Fargo, ND

1320 East Main Avenue

Bismarck, ND 58501

(701) 22-2458

2651 Demers Avenue

Grand Forks, ND 58201

(701) 775-2776

1520 South Broadway

Minot, ND 58701

(701) 839-4549

Burger Time Administrative Offices located at 715 13th Ave. E., West Fargo, ND

South Dakota

2300 West 12th Street

Sioux Falls, SD 57102

(605) 332-7732

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200 South Lewis Avenue

Sioux Falls, SD 57102

(605) 332-1513

24 5th St. SE

Watertown, SD 57201

(605) 886-6098

B.

Real Estate; Fee Simple Title. Seller shall sell to Purchaser, free from all liabilities and encumbrances unless otherwise stated herein, and Purchaser shall purchase and acquire the real estate and improvements owned by Seller at the locations set forth in this subsection 1(B):

801 Hamilton Boulevard, Sioux City, IA 51102
620 1st Avenue North, Moorhead, MN 56560
410 West Division, Waite Park, MN 56387
214 East Holmes, Detroit Lakes, MN 56501
601 Frontier Drive, Fergus Falls, MN 56537
229 Carson Avenue, Elk River, MN 55330
1900 Main Avenue, Fargo, ND 58102
1320 East Main Avenue, Bismarck, ND 58501
2651 Demers Avenue, Grand Forks, ND 58201
1520 South Broadway, Minot, ND 58701
200 South Lewis Avenue, Sioux Falls, SD 57102
2300 West 12th Street, Sioux Falls, SD 57102 (improvements only; subject to ground lease)

The transfer of fee simple title to Purchaser is subject to the additional terms relating to the assignment of the Stan Corp. note as set forth in Section 2(b). Notwithstanding that the Stan Corp. note may be assigned to Purchaser, Seller shall deliver executed general warranty deeds for each of the above-described properties to Purchaser at closing.

C.

Real Estate; Leaseholds. Seller shall sell to Purchaser, free from all liabilities and encumbrances unless otherwise stated herein, and Purchaser shall purchase and acquire the restaurant real estate leasehold interest or other contractual rights owned by Seller at the locations set forth in this subsection 1(C):

North Dakota State University Student Center, Fargo ND (commercial lease)
2300 West 12th Street, Sioux Falls, SD 57102 (ground lease)
24 5th St. SE, Watertown, SD 57201 (purchase option)
Burger Time Administrative Offices located at 715 13th Ave. E. West Fargo, ND (commercial lease)

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2.	Purchase Price. The purchase price shall be $3,692,749.00, allocable as follows:

Item	Allocation ($)

Cash in Stores		$10,200.00

Land		$725,178.00

Real Property Improvements		$725,178.00

Leases, Goodwill, Contracts	$	_______.00

Stock-in-trade		$56,658.00

Furniture, fixtures, and equipment		$2,175,535.00

The purchase price is payable in the following manner:

(a)

$400,000.00 by certified check to the order of Seller on the date of closing, and $600,000.00 by certified check to the order of Seller on or before May 25, 2007; subject however to the adjustments provided for in Section 3.

(b)	$ 1,866,431.94 assignment of debt from Seller to Purchaser (debt payable to Stan Corp.).

$913,377.57	– Debt Secured by N.D. Stores
$973,054.37	– Debt Secured by Minn. Stores
$1,886,431.94	– Total

Seller and Purchaser anticipate that Seller will not have obtained the required consent from Stan Corp. to assign the above-described promissory note(s) to Purchaser at the time of closing. To accommodate this circumstance, Seller shall deliver executed general warranty deeds for each of the properties described in Section 1(B) above to Purchaser at closing. Purchaser will not record such deeds until such time as Stan Corp. gives written consent of assignment of the above-described promissory note(s) to Purchaser. If such consent to assignment is not obtained within 90 days after closing, all transactions contemplated or executed under this agreement or at closing shall be terminated and all assets, funds and other consideration shall be returned by each receiving party to each originating party.

(c)	Seller-financed promissory note executed by Purchaser for the remainder: 12 yrs. at 7% in the form of a $806,317 secured by a contract for deed for the Fergus Falls location.

3.

Adjustments. Adjustments shall be made at the time of closing, for the following: insurance premiums, rent, deposits with utility companies, the landlord and equipment lessors, payroll, and payroll taxes. The net amount of these adjustments shall be an increase or decrease of the purchase price, as the case may be.

4.	Representations by Seller. Seller warrants and represents that:

(a)	Seller is the owner of and has good and marketable title to all the assets enumerated in the attached schedule, free from all security interests and other encumbrances.

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(b)	Seller holds a valid restaurant license for each of above-names locations.

(c)	To its knowledge, Seller has complied with all city, state, and federal laws, rules, and regulations, and there are no outstanding violations.

(d)	Seller has paid all social security, withholding, sales, and unemployment insurance taxes to the city, state, and federal governments to date.

(e)	Seller has entered into no contract to sell or mortgage its business, or any portion thereof; except as otherwise set forth in this Agreement.

(f)	Seller has entered into no contracts relating to its business, except as shown in the attached schedule.

(g)	No judgments, liens, actions, or proceedings are pending against Seller in any court, and Seller is not threatened with any suit, action, arbitration, or administrative proceeding.

5.	Covenants of Seller. Seller covenants with Purchaser as follows:

(a)

The bill of sale and instruments of assignment to be delivered at the closing will transfer all of the assets enumerated in the attached schedule, free of all security interests and other encumbrances, and will contain the usual warranties and affidavit of title.

(b)

The bill of sale to be delivered at the closing will contain a restrictive covenant by which Seller will agree not to engage, directly or indirectly, in a restaurant or similar business, for a period of five years, within a radius of one mile any of the above-described locations.

(c)	Seller’s business will be conducted up to the date of closing in accordance with all applicable city, state, and federal laws, rules, and regulations.

(d)	All social security, withholding, sales, and unemployment insurance taxes to the city, state, and federal governments will be paid or provided for up to the date of closing.

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(e)	No judgments or liens will be outstanding at the time of the closing, against Seller or its business.

(f)

Seller, up to the date of closing, will operate and maintain its business in the regular course, will not violate the terms of any real property or equipment lease or of any other contract connected with the business, will not remove any stock-in-trade (except as it may be consumed in the regular course of business), and will convey and deliver to Purchaser at the closing stock-in-trade with a fair market value, based on current purchase prices, of not less than $56,658.00.

(g)

Neither this agreement, the financial statements which have been provided to Purchaser, nor the schedules and other documents furnished to Purchaser by Seller in accordance with this agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated in order to make such statement, document, or other instrument not misleading.

(h)	All inventory and stock-in-trade of Seller is merchantable.

(i)

All furniture, fixtures, and equipment of Seller are in good operating condition and repair, and the buildings in which the business is located conform to all applicable building codes, regulations, ordinances, and zoning requirements.

(j)	All representations and warranties made by Seller shall survive the closing.

6.	Representations by Purchaser. Purchaser warrants and represents that:

(a)	It has inspected and is familiar with the premises and with the physical condition of all furniture, fixtures, and equipment therein.

(b)	It is a corporation organized and existing in good standing under the laws of the State of Colorado.

(c)	It has obtained all necessary approvals required to make this agreement binding upon it in accordance with the terms hereof.

(d)	All representations made by Purchaser shall survive the closing.

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7.

Risk of loss. Seller assumes all risk of destruction, loss, or damage due to fire or other casualty up to the date of closing. If the destruction, loss, or damage is such that Seller’s business is interrupted or curtailed, Purchaser may terminate this agreement. In such event, the escrow agent shall forthwith pay over to Purchaser the purchase money held by him, the escrow agent shall thereupon be discharged from all liability therefor, and the rights of the parties under this agreement shall thereupon terminate. If the destruction, loss, or damage is such that Seller’s business is not interrupted or curtailed, the purchase price shall be adjusted at the closing to reflect such destruction, loss, or damage. If the parties are unable to agree upon the amount of such adjustment, the dispute shall be determined by arbitration in Honolulu under the then governing rules of the American Arbitration Association. Pending such arbitration, however, Seller shall deposit at the closing, with Purchaser’s attorney, an amount fixed by William Stock, certified public accountant, as security for the payment of any award made in such arbitration.

8.

Assumption of Contracts. If this sale is closed, Purchaser shall be bound by and does hereby assume all the terms of all other contracts enumerated in the attached schedule. As to any contracts omitted from the attached schedule, or executed after the execution of this agreement, Purchaser shall assume and be bound by those that Purchaser, at its sole discretion, considers reasonable and made in the ordinary course of business. Seller shall perform all contracts executed by Seller that require its performance before the closing, and shall indemnify Purchaser against any liability or expense arising out of any breach occurring before the closing. Purchaser shall indemnify Seller against any liability or expense arising out of any breach of such contracts occurring after the closing.

9.

Closing. The closing shall take place on such date, time and place as agreed upon by Purchaser and Seller, on May 11, 2007. The Closing shall be retroactive to April 29, 2007, such that all income and expenses arising from ownership and operation of the assets after such date shall inure to the benefit and/or liability of Purchaser.

A.	Prorations. Real property taxes, personal property taxes, and Seller’s contract with Pepsi-Cola Bottling Company shall be prorated through April 29, 2007.

10.	Binding effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

11.

Non-waiver. No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

12.	Governing law. This agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

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13.	Time of essence. Time is of the essence of this agreement.

14.	Entire agreement. This agreement supersedes all prior agreements and constitutes the entire agreement between the parties hereto with regard to the subject matter hereof.

15.	Notices. All notices hereunder shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.

Seller:

/s/ Kenneth W. Brimmer, CEO
Burger Time Acquisition Corporation

Purchaser:

/s/ Gary Copperud
BTND, LLC

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SCHEDULE

(Contracts Assigned to Purchaser)

1	Watertown location lease and option to purchase

2.	NDSU lease

3.	Sioux Falls location land lease (West)

4.	Pepsi

(all to be provided)

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